Exhibit L

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2010, by and among Communication Intelligence Corporation, a Delaware corporation (the “Company”), and the persons executing this Agreement as Investors (collectively, the “Investors” and each individually, an “Investor”).

WHEREAS, the Company and the other parties hereto wish to provide certain arrangements with respect to the registration of shares of common stock, $.01 par value, of the Company (the “Common Stock”) under the Securities Act (as defined below);

WHEREAS, the Company and certain of the Investors have entered into a Series C Preferred Stock Purchase Agreement, dated as of December 9, 2010 (the “Purchase Agreement”), pursuant to which, subject to the terms and conditions therein, the Company is issuing and selling to such Investors, and such Investors are purchasing from the Company, an aggregate of up to 3,000,000 shares of the Company’s Series C Participating Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), and warrants to purchase up to 133,333,333 shares of Common Stock (the “Warrants”); and

WHEREAS, it is a condition to the obligations of the Investors under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof.

NOW THEREFORE, for good and valuable consideration; the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.             Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” shall mean the United States Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Investor Permitted Transferee” shall mean any affiliate of an Investor or any entity or investment vehicle, including a partnership, in which an Investor and/or its affiliates has a majority economic interest or which is managed by an Investor or any of its affiliates.

“Preferred Shares” shall mean shares of Series C Preferred Stock issued to the Investors pursuant to the Purchase Agreement, or by way of a stock dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Registration Expenses” shall mean the expenses so described in Section 5.

“Registrable Stock” shall mean (a) any shares of Common Stock issued or issuable upon conversion of the Series C Preferred Stock or exercise of the Warrants owned by the Investors at any time, and (b) any shares of Common Stock issued or issuable with respect to any shares described in subsection (a) above by way of a stock dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding such shares of Common Stock which have been (i) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (ii) publicly sold pursuant to Rule 144.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any successor rule thereto or any complementary rule thereto (such as Rule 144A).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean the expenses so described in Section 5.

2.             Demand Registration Rights.  (a)      At any time following the closing of the transactions contemplated by the Purchase Agreement, the holders of Registrable Stock constituting at least one-third (1/3) of the total shares of Registrable Stock then outstanding may request the Company to register under the Securities Act all or any portion of the shares of Registrable Stock held by such requesting holder or holders for sale in the manner specified in such notice, provided that the aggregate offering price, as such amount is determined on the cover page of the registration statement, shall not be less than $1,000,000.  Such request shall specify the intended method of disposition thereof by such holder or holders, including (i) whether the registration requested is for an underwritten offering and (ii) if the Company is eligible for registration on Form S-3, whether the registration statement covering such Registrable Stock shall be a “shelf” and provide for the sale by the holder or holders thereof of the Registrable Stock from time to time on a delayed or continuous basis under Rule 415 under the Securities Act. For purposes of this Section 2 and Sections 5, 9(a) and 9(d), the term “Registrable Stock” shall be deemed to include the number of shares of Registrable Stock which have been issued to or would be issuable to a holder of (x) Preferred Shares upon conversion of all Preferred Shares or (y) exercise of all Warrants, in each case, held by such holder at such time, provided, however, that the only securities which the Company shall be required to register pursuant hereto shall be shares of Common Stock, and provided, further, however, that, in any underwritten public offering contemplated by this Section 2 or Section 3, the holders of Preferred Shares or Warrants shall be entitled to sell such Preferred Shares or Warrants to the underwriters for conversion and sale of the shares of Common Stock issued upon conversion or exercise thereof.  In the event that any registration pursuant to this Section 2 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Stock to be included in such an underwriting may be reduced (pro rata among the requesting holders based upon the number of shares of Registrable Stock beneficially owned by such holders) if and to the extent that, in the good faith opinion of the managing underwriter of such offering, inclusion would adversely affect the marketing of the Registrable Stock to be sold; provided, however, that such number of shares of Registrable Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than requesting holders of Registrable Stock.

(b)           Following receipt of any notice under this Section 2, the Company shall immediately notify all holders of Registrable Stock from whom notice has not been received and shall use all reasonable commercial efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in such notice from requesting holders, the number of shares of Registrable Stock specified in such notice (and in all notices received by the Company from other holders within 30 days after receiving of such notice by the Company).  If such method of disposition shall be an underwritten public offering, the holders of a majority of the shares of Registrable Stock to be sold in such offering may designate the managing underwriter of such offering, subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed.  The Investors shall have up to three (3) demand registrations on Form S-1 or any successor thereof and up to four (4) demand registrations on Form S-3 or any successor thereof pursuant to this Section 2, provided, however, that the Company shall not be obligated to effect more than two such registrations in any 12-month period, provided, further, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Stock specified in notices received as aforesaid or such lesser amount required by the Commission pursuant to a comment letter, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and the holders requesting such registration are able to register and sell at least seventy-five percent (75%) of the Registrable Stock allowed by the Commission to be registered in such registration and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto.

(c)           The Company shall use its commercially reasonable efforts to qualify under the provisions of the Securities Act for registration on Form S-3 or any successor thereto. Promptly following the date on which the Company becomes eligible for registration on Form S-3 or any successor thereto, the Company shall notify the holders of the Registrable Stock.

(d)           The Company may postpone for a period of up to 45 days the filing of any registration requested pursuant to this Section 2 if the Board of Directors of the Company in good faith determines that such registration would require the public disclosure of any plan, proposal or agreement by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, the disclosure of which would be materially adverse to the Company, and such determination is evidenced by the affirmative vote of a majority of the entire Board of Directors and included in the minutes of the meetings of the Company’s Board of Directors; provided, however, that the Company may not exercise such right of postponement for an aggregate number of days greater than 60 during any 12-month period and shall not register any securities for its own account or that of any other stockholder during such postponement period (except with respect to registration statements on Forms S-4, S-8 (or any successor forms thereto) or another form not available for registering the Registrable Stock for sale to the public). In addition to the foregoing, if any registration request under this Section 2 is received at such time when the age of the Company’s audited financial statements would become non-conforming under Rule 3-12 of Regulation S-X at the time the Company is requested to file a registration statement pursuant to the terms hereof, then the Company shall not be obligated to file any such registration statement until the 10th day following the release of the Company’s audited financial statements for the most recently completed fiscal year.  Notwithstanding anything to the contrary herein, the Company shall not be required to prepare audited financial statements to be filed in connection with such registration statement for any period year except for a fiscal year ending December 31.

(e)           The Company shall be entitled to include in any registration statement referred to in this Section 2, for sale in accordance with the method of disposition specified by the requesting holders, shares of Common Stock to be sold by the Company for its own account (to the extent that the inclusion of such shares by the Company shall not adversely affect the offering), and shall not be entitled to include shares held by any persons other than the holders of Registrable Stock.

3.             Piggyback Registration Rights.  If the Company at any time (other than pursuant to Section 2) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 (or any successor forms thereto) or another form not available for registering the Registrable Stock for sale to the public), each such time it will give prompt written notice to all holders of outstanding Registrable Stock of its intention to do so. Upon the written request of any such holder, received by the Company within 30 days after the giving of any such notice by the Company, to register any of its Registrable Stock, the Company will use its best efforts to cause the Registrable Stock as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition by the holder of such Registrable Stock so registered. In the event that any registration pursuant to this Section 3 shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Stock to be included in such an underwriting may be reduced if and to the extent that, in the good faith opinion of the managing underwriter of such offering, inclusion would adversely affect the marketing of the securities to be sold by the Company therein. In the event that the managing underwriter on behalf of all underwriters limits the number of shares to be included in a registration pursuant to this Section 3, or shall otherwise require a limitation of the number of shares to be included in the registration, then the Company will include in such registration:

(i)            first, securities proposed by the Company to be sold for its own account;

(ii)           second, shares of Registrable Stock requested to be included by holders pursuant to this Section 3;

(iii)          third, shares of Registrable Stock requested to be included by holders under the Registration Rights Agreement dated as of August 5, 2010 by and among the Company and the parties thereto; and

(iv)          fourth, securities requested to be included by any other holders,

provided, however, that such number of shares of Registrable Stock shall not be reduced if any shares are to be included in such underwriting for the account of any person other than the Company or requesting holders of Registrable Stock and provided further, that in no event shall the Registrable Stock requested to be included by holders pursuant to this Section 3 constitute less than thirty percent (30%) of all shares to be registered in such registration (in such event, the Company agrees to reduce the shares of Common Stock it proposes to register for its own account in order to assure that such Registrable Stock constitute at least thirty percent (30%) of the shares to be registered).  The securities to be included in any such registration pursuant to clause (ii) above shall be allocated on a pro rata basis among the requesting holders based upon the number of shares of Registrable Stock then held by such holders. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 3 without thereby incurring any liability to the holders of Registrable Stock.

4.             Registration Procedures.  If and whenever the Company is required by the provisions of Sections 2 or 3 to use its reasonable best efforts to effect the registration of any shares of Registrable Stock under the Securities Act, the Company will, as expeditiously as possible:

(a)           prepare and promptly, and in any event within 45 days after the request for registration has been delivered to the Company, file with the Commission a registration statement with respect to such securities and use reasonable best efforts to cause such registration statement to become and remain effective for the Period of the Distribution contemplated thereby (determined as hereinafter provided);

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the Period of Distribution and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Stock covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such Period of Distribution;

(c)           furnish to each seller of Registrable Stock and to each underwriter such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Stock covered by such registration statement;

(d)           use its reasonable best efforts to register or qualify the Registrable Stock covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Stock or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e)           use its reasonable best efforts to list the Registrable Stock covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f)            provide a transfer agent and registrar for all such Registrable Stock not later than the effective date of such registration statement;

(g)           immediately notify each seller of Registrable Stock and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)           if the offering is underwritten and at the request of any seller of Registrable Stock, furnish on the date that Registrable Stock is delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters and to such seller, stating that such registration statement has become effective under the Securities Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements or financial or statistical data contained therein) and (C) to such other effects as reasonably may be requested by counsel for the underwriters or by such seller or its counsel, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters and to such seller, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to such registration as such underwriters or sellers reasonably may request;

(i)            use its reasonable best efforts to cooperate with the sellers in the disposition of the Registrable Stock covered by such registration statement, including without limitation in the case of an underwritten offering causing key executives of the Company and its subsidiaries to participate under the direction of the managing underwriter in a “road show” scheduled by such managing underwriter in such locations and of such duration as in the judgment of such managing underwriter are appropriate for such underwritten offering;

(j)            in connection with the preparation and filing of each registration statement registering Registrable Stock under the Securities Act, and before filing any such registration statement or any other document in connection therewith, give the participating holders and their underwriters, if any, and their respective counsel and accountants, the opportunity to review and comment on such registration statement, each prospectus included therein or filed with the

Commission, each amendment thereof or supplement thereto and any related underwriting agreement or other document to be filed, and give each of the aforementioned persons such access to its books and records, including all financial and other records, pertinent corporate documents and properties of the Company, and such opportunities to discuss the business of the Company with its officers, directors and employees and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such holders, underwriters, counsel or accountants, to conduct a reasonable investigation within the meaning of the Securities Act; and

(k)           otherwise comply with the Securities Act, the Exchange Act and any other applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earning statement covering the period of at least 12 months after the effective date of such registration statement, which earning statement shall satisfy Section 11(a) of the Securities Act and any applicable regulations thereunder, including Rule 158.

For purposes of Sections 4(a) and 4(b), the “Period of Distribution” of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the Period of Distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and 120 days after the effective date thereof or in the case of a registration requested to be a “shelf”, for as long as requested to the extent permitted by applicable law.

In connection with each registration hereunder, the sellers of Registrable Stock will furnish to the Company in writing such information with respect to themselves and the proposed distribution by them as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

In connection with each registration pursuant to Sections 2 or 3 covering an underwritten public offering, the Company and each seller agree to enter into a written underwriting agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between such underwriter and companies of the Company’s size and investment stature; provided, however, that (i) the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the underwriters shall also be made to and for the benefit of such sellers of Registrable Stock, (ii) no seller shall be required to make, and the Company shall ensure that no underwriter requires any seller to make, any representations and warranties to or agreements with any underwriter in a registration effected pursuant to Sections 2 or 3 other than customary representations, warranties and agreements relating to such seller’s title to Registrable Stock and authority to enter into the underwriting agreement, (iii) the liability of each seller of Registrable Stock with respect of any indemnification, contribution or other obligation of such seller of Registrable Stock arising under such underwriting agreement (x) shall be limited to losses arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller of Registrable Stock expressly for inclusion therein and (y) shall not in any event exceed an amount equal to the net proceeds to such seller of Registrable Stock (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities disposed of by such seller of Registrable Stock pursuant to such registration.

5.             Expenses.  All expenses incurred by the Company in performing or complying with Sections 2, 3, and 4, including, without limitation, all Commission, stock exchange, Nasdaq or Financial Industry Regulatory Authority, Inc. (“FINRA”) registration and filing fees (including, without limitation, fees and expenses incurred in connection with the listing of the Common Stock of the Company on any securities exchange or exchanges or Nasdaq), printing, distribution and related expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws and the rules of FINRA or any securities exchange, transfer taxes, fees of transfer agents and registrars, costs of insurance and all reasonable fees and disbursements of one counsel for the sellers of Registrable Stock, but excluding any Selling Expenses, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Stock are called “Selling Expenses.”

The Company will pay all Registration Expenses in connection with each registration statement under Sections 2 or 3. All Selling Expenses in connection with each registration statement under Sections 2 or 3 shall be borne by the participating sellers in proportion to the number of shares sold by each, or by such participating sellers as they may agree.

6.             Indemnification and Contribution.  (a)  In the event of a registration of any of the Registrable Stock under the Securities Act pursuant to Sections 2 or 3, the Company will indemnify and hold harmless each seller of Registrable Stock thereunder, each underwriter of such Registrable Stock thereunder, the managers, members, partners, officers, directors, agents, advisors and employees of each of them (collectively, the “Representatives”) and each other person, if any, who controls or is alleged to control such seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, settlement amounts paid, fines, costs (including, without limitation, attorneys’ fees) (individually, a “Loss” and collectively, the “Losses”), joint or several, to which such seller, underwriter, controlling person or their respective Representatives may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Stock were registered under the Securities Act pursuant to Sections 2 or 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arises out of or are based upon any violation or alleged violation of any federal, state or other law, rule or regulation relating to any action or inaction in connection therewith, and will reimburse each such seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action, provided, however, that the Company will not be liable to any such indemnitee if and to the extent that any such Loss arises solely out of or is based solely upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information with respect to such indemnitee furnished by such indemnitee in writing specifically for use in such registration statement or prospectus.  The indemnification and contribution obligations of the Company contained in this Section 6 shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive any transfer of Registrable Stock.

(b)           In the event of a registration of any of the Registrable Stock under the Securities Act pursuant to Sections 2 or 3, each seller of such Registrable Stock thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all Losses, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Stock was registered under the Securities Act pursuant to Sections 2 or 3, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such Loss arises solely out of or is based solely upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such Loss which is equal to the proportion that the public offering price of the shares sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the net proceeds received by such seller from the sale of Registrable Stock covered by such registration statement (after deduction of all underwriters’ discounts and commissions and all other expenses and damages paid by such seller in connection with the registration in question). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, underwriter or controlling person and shall survive any transfer of Registrable Stock.

(c)           Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 6 and shall only relieve it from any liability which it may have to such indemnified party under this Section 6 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, includes only money damages (as opposed to equitable relief) and does not include any statement as to the fault or culpability of such indemnified party.

(d)           In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Stock exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 6; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the aggregate public offering price of its Registrable Stock offered by the registration statement bears to the aggregate public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the net proceeds received by it from the sale of all such Registrable Stock offered by it pursuant to such registration statement (after deduction of all underwriters’ discounts and commissions and all other damages and expenses paid by such seller in connection with the registration in question); and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

7.             Changes in Common Stock or Series C Preferred Stock.  If, and as often as, there is any change in the Common Stock or the Series C Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock or the Series C Preferred Stock as so changed.

8.             Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Stock to the public without registration, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b)           use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)           furnish to each holder of Registrable Stock forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Stock without registration.

9.             Miscellaneous.

(a)           Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including without limitation transferees of any Preferred Shares, Warrants or Registrable Stock), whether so expressed or not, provided, however, that the rights conferred herein on the holders of Preferred Shares, Warrants or Registrable Stock to require the registration of shares of Registrable Stock shall only inure to the benefit of a transferee of Preferred Shares, Warrants or Registrable Stock if (i) there is transferred to such transferee shares representing at least five percent (5%) of the outstanding shares of Registrable Stock (assuming the conversion of all Preferred Shares into Registrable Stock) or (ii) such transferee is an Investor Permitted Transferee or a partner, shareholder or affiliate of a party hereto.  Transfer of registration rights to an Investor Permitted Transferee or to a partner, member or shareholder of any Investor will be without restriction as to minimum shareholding.  Any transferee to whom rights under this Agreement are transferred shall (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon holders under this Agreement to the same extent as if such transferee were a holder under this Agreement and (ii) be deemed to be a holder hereunder.

(b)           Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered by nationally recognized overnight courier,

mailed by certified or registered mail, return receipt requested, or sent by facsimile, addressed as follows:

(i)            if to the Company or any Investor, at the address of such party set forth on the signature pages to the Purchase Agreement;

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
Attention: Jonathan J. Russo, Esq.
Facsimile No.: (212) 858-1500

and

Davis Wright Tremaine LLP
1300 SW Fifth Avenue, Suite 2300
Portland, OR 97201
Attention: Michael C. Phillips, Esq.
Facsimile No.: (503) 778-5299

(ii)           if to any subsequent holder of Preferred Shares or Warrants, to it at such address as may have been furnished to the Company in writing by such holder;

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a holder of Preferred Shares, Warrants or Registrable Stock) or to the holders of Preferred Shares, Warrants or Registrable Stock (in the case of the Company) in accordance with the provisions of this paragraph.

(c)           Governing Law.  This Agreement and all disputes arising out of or relating to this Agreement, its subject matter, the performance of the parties of their respective obligations hereunder or the claimed breach hereof, whether in tort, contract or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

(d)           Amendments, Waivers and Consents.  This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least a majority of the outstanding shares of Registrable Stock (assuming the conversion of all Preferred Shares into Registrable Stock). The Company shall deliver copies of such consent to any holders who did not execute the same. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.

(e)           No Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(f)            Headings.  The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(g)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any person who, after the date hereof, acquires shares of Preferred Stock shall become a party to this Agreement as a “Investor” and a holder of “Registrable Stock” for all purposes hereunder, all upon execution by such person and the Company of a counterpart of this Agreement.

(h)           Termination of Registration Rights.  The obligations of the Company to register shares of Registrable Stock under Sections 2 or 3 shall terminate as to each holder of Registrable Stock that is an Affiliate (as defined in Rule 144), and such shares will no longer be considered Registrable Stock, upon the earlier of (a) the date such holder is not an Affiliate (as defined in Rule 144) of the Company and such holder owns less than one percent (1%) of the Company’s outstanding Common Stock (on an converted basis) or (b) five years from the date hereof.  The obligations of the Company to register shares of Registrable Stock under Sections 2 or 3 shall terminate as to all other holders of Registrable Stock, and such shares will no longer be considered Registrable Stock, three years from the date hereof.

(i)            Additional Registration Rights.  The Company shall not grant any additional registration rights after the date hereof without the consent of the Investors holding at least the majority of the Registrable Stock unless such registrations rights are subordinate in all respects to the Investors’ rights contained herein.

(j)            Company Registration.  In the event that the registration requirements under the Securities Act are amended or eliminated to accommodate a “Company registration” or similar approach, this Agreement shall be deemed amended to the extent necessary to reflect such changes and the intent of the parties hereto with respect to the benefits and obligations of the parties, and in such connection, the Company shall use its reasonable best efforts to provide holders of Registrable Stock equivalent benefits to those provided under this Agreement.

(k)           Cumulative Remedies.  None of the rights, powers or remedies conferred upon the Investors on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under this Agreement.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(l)            Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the County of New York in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9 (b) (other than by facsimile transmission) shall be deemed effective service of process on such party.

(m)          Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Investors that the provisions of this Section 9(m) constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement. Any Investor or the Company may file an original counterpart or a copy of this Section 9(m) with any court as written evidence of the consent of the Investors and the Company to the waiver of the right to trial by jury.

(n)           Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or will confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that any transferee that is an Investor Permitted Transferee in each case are express third party beneficiaries of this Agreement and may rely on and enforce provisions of this Agreement as if such person were a party hereto.

(o)           Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the day and year first above written.

THE COMPANY

COMMUNICATION INTELLIGENCE CORPORATION

By:	/s/ Craig Hutchison
Name:	Craig Hutchison
Title:	Vice President and Assistant Treasurer

Signature Page to Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the day and year first above written.

INVESTOR

By:
Name:
Title:

Signature Page to Registration Rights Agreement